Exhibit 10.18

Cintas Corporation

Executive Compensation

Fiscal Year 2006

President & CEO

		Current FY ‘05	FY ‘06 Target	% Change
I.	Base Pay:
Target Bonus Award:
Total Cash Comp:

II.	Bonus Formula

	A.	37.5% Based on E.P.S. Increase
*Based on earnings per share increase over FY 2005
(FY 2005 Diluted E.P.S. = $1.74)

	B.	37.5% Based on Sales Increase over FY 2005.

	C.	25% Based on Results of competitively sensitive Non-Financial Goals.

Signature:		CINTAS CORPORATION
Scott Farmer
By: